Exhibit (p)(1)

CODE OF ETHICS FOR VIRTUS ETF TRUST II

Section 17(j) of the 1940 Act and Rule 17j-1 thereunder require that funds, their advisers and distributors adopt and enforce codes of ethics reasonably designed to prevent Access Persons (as defined in Rule 17j-1) from engaging in fraud or manipulative practices with respect to the funds’ purchases or sales of securities. The board of a fund must approve the code of ethics of the fund and its investment adviser and any material changes to these codes. The fund and investment adviser must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the code of ethics. Access persons of a fund and its investment adviser have reporting requirements to certain securities transactions as described below.

Rule 204A-1 of the Advisers Act requires that the Adviser establish, maintain and enforce a written code of ethics that, at a minimum, includes: (i) a standard (or standards) of business conduct that the Adviser requires of its supervised persons, which must reflect the Adviser’s fiduciary obligations and those of its supervised persons; (ii) provisions requiring the supervised persons to comply with applicable federal securities laws; (iii) provisions that require all of the Adviser’s Access Persons to report, and the Adviser to review, their personal securities transactions and holdings periodically as provided below; (iv) provisions requiring the Adviser’s supervised persons to report any violations of the Adviser’s code of ethics promptly to the Adviser’s chief compliance officer or, provided the Adviser’s chief compliance officer also receives reports of all violations, to other persons the Adviser designates in its code of ethics; and (v) provisions requiring the Adviser to provide each of its supervised persons with a copy of its code of ethics and any amendments, and requiring its supervised persons to provide the Adviser with a written acknowledgment of their receipt of the code and any amendments. The reporting requirements for Access Persons of investment advisers are very similar to those stipulated in the code requirements for investment companies by Rule 17j-1 of the 1940 Act, and no reporting is required under Rule 17j-1 to the extent that the report would duplicate the information required by Rule 204A-1 of the Advisers Act.

The Fund and the Adviser have adopted a code of ethics (“Code of Ethics” or “Code”) pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 of the Advisers Act.

Employees subject to the Code of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Fund subject to certain restrictions as summarized below.

1.	Company-Only Access Persons

Each Access Person other than Independent Trustees and Adviser’s Access Persons (“Company-Only Access Persons”) shall direct his broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all securities transactions, other than for exempt securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (as defined in Rule 13d-3 of the Exchange Act) and copies of periodic statements for all securities accounts.

a)	Pre-clearance

A Company-Only Access Person may not buy or sell securities, other than exempt securities for any account in which he has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CCO or his designee. The CCO has designated the Adviser’s chief compliance officer as the person responsible for reviewing and granting preclearance requests under the Code of Ethics. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. Pre-clearance must be obtained for all securities, except exempt securities, that either (i) are included as a component security in an Underlying Index (defined below) or (ii) for which public notice has been given that such security will be added to, or deleted from, an Underlying Index. Pre-clearance will typically not be given to a Company-Only Access Person to purchase or sell any security of an issuer (i) if such security is a component security in an Underlying Index on a day when the security is being considered for purchase or sale by the Fund or (ii) if such security is not a component security in an Underlying Index but public notice has been given that such security will be added to, or deleted from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the security’s weighting in the Underlying Index.

b)	Prohibition on Short-Term Trading

Company-Only Access Persons may not purchase and sell, or sell and purchase, within any period of 30 calendar days, a security, other than an exempt security, held by the Fund. If any such transactions occur, the Company will require any profits from the transactions to be disgorged for donation by the Company to charity. In applying the 30 calendar day holding period, the Company will apply the “last-in, first-out” methodology.

c)	Prohibition on Short Sales and Similar Transactions.

Company-Only Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any beneficial ownership, in any security held by the Fund.

2.	Access Persons who are Independent Trustees

The Company recognizes that Independent Trustees do not have on-going, day-to-day involvement with the operations of the Company and are not involved in decisions regarding Fund portfolio transactions. In addition, it is the practice of the Company to give information about securities purchased or sold by the Fund, or considered for purchase and sale by the Fund, to Independent Trustees in materials circulated more than 15 days after such securities are purchased or sold by the Fund or are considered for purchase or sale by the Fund.

Accordingly, the Company believes that less stringent controls are appropriate for Independent Trustees, as follows:

The securities pre-clearance requirement contained and the short-term trading and short sale restrictions described above shall only apply to an Independent Trustee if he knew or, in the ordinary course of fulfilling his official duties as a director, should have known, that at the time of his transaction in a security (other than an exempt security) or during the 15-day period before that transaction, that the security was also purchased or sold by the Fund or considered for the purchase or sale by the Fund.

To the extent applicable, no pre-clearance will be given to an Independent Trustee to purchase or sell any security of an issuer (i) if such security is a component security in an Underlying Index, on a day when the security is being considered for purchase or sale by the Fund; (ii) if such security is not a component security in an Underlying Index but public notice has been given that such security will be added to, or deleted from, an Underlying Index, until such time as the Fund completes the reconstitution of its portfolio to replicate the security’s weighting in the Underlying Index; or (iii) when the CCO has been advised by the Adviser that the same security is being considered for purchase or sale for the Fund.

3.	Administration of the Code of Ethics
a)	The CCO’s Duties and Responsibilities

The CCO shall promptly provide all persons covered by the Code of Ethics with copies of the Code. In addition, all persons covered by the Code must complete the Acknowledgment provided by the CCO within ten days of becoming subject to the Code and must submit an Acknowledgment to the CCO by January 31 each year thereafter.

The CCO shall identify all Access Persons and all Company-Only Access Persons and inform them of their reporting obligations promptly.

In determining whether to approve a transaction, the CCO will determine, in good faith, whether the Access Person or Company-Only Access Person knew, or should have known, that the Fund had engaged in a transaction involving, or was contemplating a transaction involving, such a security with 15 days of such transaction. The CCO must maintain a record of any decision relating to pre-clearance requests, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted.

The CCO will, on a quarterly basis, compare all reported personal securities transactions with the Fund’s completed portfolio transactions during the quarter to determine whether a Code violation may have occurred. The CCO may request additional information or take any other appropriate measure that he decides is necessary to aid in this determination.

If the CCO finds that a Code violation may have occurred, the CCO must report the possible violation to the Board.

The CCO will submit his own reports (as required) to a senior officer of the Trust who will fulfill the duties of the CCO with respect to such reports.

At least annually, the CCO must furnish to the Board, and the Board must consider, a written report that describes any issues arising under the Codes since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code.

b)	The Board’s Duties and Responsibilities

The Board must approve the Code of Ethics before initially retaining the Adviser’s services. The Board must approve all material changes to the Code of Ethics no later than six months after adoption of the material change. The Board will determine, in its sole discretion, whether a person has violated the Code. If it is determined that a person violated the Code, the Board shall determine the appropriate disciplinary action to be taken and sanctions to be imposed.

c)	The Adviser’s Duties and Responsibilities

The Adviser shall submit to the Board a copy of its Code of Ethics. The Adviser shall report to the Board in writing any material change to its Code of Ethics within six months of its adoption. At least annually, the Adviser shall furnish to the Board, and the Board shall consider, a written report that describes any issues arising under its Code since the previous report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and certifies that the Adviser has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

Compliance: The CCO will request confirmation from the Adviser’s chief compliance officer stating that there were no violations of its Code. (Quarterly) The CCO will request a sample of personal securities transactions and review these transactions for any violations of the Adviser’s Code. (Annually)